Contacts
Media
Lori Murray
650.638.6130
murrayla@appliedbiosystems.com

Investors                                   European Media and Investors
Linda Greub                                 David Speechly, Ph.D.
650.554.2349                                (+) 44.207.868.2012
greublm@appliedbiosystems.com               speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

              APPLIED BIOSYSTEMS REPORTS THIRD QUARTER FISCAL 2003
                         EARNINGS PER SHARE OF 19 CENTS

FOSTER CITY, CA - April 23, 2003 - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported that earnings per share in the third quarter of fiscal 2003, ended March 31, 2003, were $0.19 per diluted share. Earnings per share in the third quarter of fiscal 2002 were $0.23 per diluted share. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income in the third quarter of fiscal 2003 was $40.1 million compared to $49.1 million in the same quarter last year. Operating income in the third quarter of fiscal 2003 was $52.6 million compared to $66.8 million in the year-earlier quarter. The net effect of foreign currency on net income during the third quarter was a benefit of approximately $1 million, or $0.01 per diluted share.

Net revenues for the Group for the third quarter of fiscal 2003 were $409.4 million, compared to $409.0 million in the prior year quarter. Excluding the net effects of foreign currency, revenues decreased approximately 3 percent from the prior year quarter.

Revenues from instrument sales in the third quarter of fiscal 2003 were $199.0 million, 1 percent below the $201.3 million reported for the prior year quarter. Revenue growth for the Applied Biosystems 3730 DNA Analyzer product line, the ABI PRISM(R) 3100-Avant Genetic Analyzer, and most mass spectrometry instruments was offset by revenue declines in other instrument product lines, including the ABI PRISM(R) 3100 Genetic Analyzer, Sequence Detection System (SDS) instruments and PCR thermal cyclers.

Revenues from sales of consumables were $143.8 million, 4 percent below the $149.1 million reported for the prior year quarter. This decrease was primarily due to declines in sales of core DNA synthesis and PCR consumables, and, to a lesser degree, DNA sequencing consumables, which more than offset the growth of SDS and other consumables revenues. Revenues from other sources, including service contracts, royalties, licenses and contract research, increased 14 percent, to $66.6 million from $58.6 million in the same quarter last year. This increase resulted from higher service and royalty revenues.

Gross margin in the third quarter of fiscal 2003 was 50.6 percent, compared to
52.9 percent in the prior year quarter. This margin decline resulted primarily from changes in both product and geographic mix.

Research, development and engineering expenditures in the third quarter of fiscal 2003 increased 6 percent to $60.0 million from $56.6 million for the prior year quarter. This increase resulted from increased support for Knowledge Business initiatives and new products in development, more than offsetting a decline in funding for the Applera Genomics Initiative. As a percentage of revenues, research, development and engineering expenditures were 14.7 percent in the fiscal 2003 third quarter compared to 13.8 percent in the prior year quarter. The operating margin in the third quarter of fiscal 2003 was 12.8 percent compared to 16.3 percent in the prior year quarter.

"The uncertainties that have characterized the global business environment for several quarters increased in the third fiscal quarter," said Tony L. White, Chief Executive Officer of Applera Corporation. "Consistent with the factors discussed in our March 18, 2003 press release, Applied Biosystems' business during the quarter was negatively affected by constraints on spending in the United States, Europe, and Japan by government laboratories and academic researchers, as well as by continued caution by the commercial sector. While the near-term outlook remains challenging and unpredictable, we are encouraged by the fundamental progress that is being made in the biological sciences and the excitement within the scientific community to capitalize on the advances in genomics."

Commenting on fiscal third quarter performance, Michael W. Hunkapiller, Ph.D., President, Applied Biosystems said, "Sales during the third quarter for many of our product categories were affected by the current difficult business conditions. Despite this, we were encouraged by the revenue performance of certain products. During the third quarter, mass spectrometry was again an area of growth for Applied Biosystems as pharmaceutical customers continued to invest in leading technologies related to clinical development. While total revenues for our sequencing products declined on a year-over-year basis during the third quarter, the 3730 and the 3730xl genetic analyzers gained further acceptance from both academic and commercial labs."

"Within the SDS and Other Applied Genomics product category, demand for reagents continued to grow. However, this growth was offset by a decline in instrument sales and the absence of sales of Celera Diagnostics products that are now distributed by Abbott Laboratories rather than Applied Biosystems," said Dr. Hunkapiller.

Dr. Hunkapiller added, "Last week marked the 50th anniversary of the publication of James Watson and Francis Crick's description of DNA's double helix, as well as the announcement of the formal completion of the International Human Genome Project, an achievement made possible in part by the automated DNA sequencing technology developed by Applied Biosystems. Coinciding with these events, in recent weeks, the National Human Genome Research Institute (NHGRI) and the Department of Energy unveiled ambitious blueprints for major new government-funded research in the biological sciences that could usher in the next era of great discoveries for the benefit of human health."

For the first nine months of fiscal 2003, the Group reported net revenues of $1.25 billion compared to $1.19 billion in the same period in the prior year. Earnings per diluted share from continuing operations in the first nine months of fiscal 2003 were $0.49 compared to $0.60 in the same period last year. Included in these earnings per share amounts were pre-tax charges totaling $33.8 million, consisting of a $9.5 million non-cash pre-tax charge for asset write-offs and a $24.3 million pre-tax charge for severance costs and office closures, recorded during the first nine months of fiscal 2003, and a $2.2 million pre-tax charge for acquired in-process R&D associated with the acquisition of Boston Probes, Inc. recorded in the same period in the prior year. These charges reduced earnings per diluted share from continuing operations by $0.11 in the first nine months of fiscal 2003 and by $0.01 during the same period in the prior year. Earnings per diluted share for the first nine months of fiscal 2003, which included a $16.4 million net loss, or $0.08 per diluted share, from discontinued operations related to a previously reported patent lawsuit verdict, were $0.41 compared to $0.60 in the same period in the prior year.

Nine-month operating income for fiscal 2003 was $129.8 million compared to $175.8 million in the prior year period. The charges described above reduced nine-month operating income by $33.8 million in fiscal 2003 and by $2.2 million in fiscal 2002. Fiscal 2003 nine-month income from continuing operations was $103.5 million compared to $130.3 million in the previous year period, and fiscal 2003 nine-month net income was $87.1 million compared to $130.3 million in the prior year period. The charges described above reduced both nine-month income from continuing operations and net income by $22.9 million in fiscal 2003 and by $2.2 million in fiscal 2002. Nine-month net income for fiscal 2003 included a $16.4 million loss from discontinued operations. The net effect of foreign currency on fiscal 2003 nine-month net income was a benefit of approximately $4 million, or $0.02 per diluted share.

Applied Biosystems Outlook

From a macro perspective, governments in all three of our major geographic markets presently face fiscal and economic problems. In recent months, the governments in the United States and Japan approved healthy funding increases for the life sciences. However, in view of weak economic conditions and increasing public deficits, the Group cannot be certain that those increases will be realized. Within Europe's Economic Union, negotiated ceilings on deficit spending as a percentage of gross domestic product continue to put pressure on appropriations for life science research. Similarly, throughout most of our geographic markets, our commercial customers' purchasing patterns appear cautious. Finally, the current situation in the Middle East has increased the business uncertainty for both our customers and ourselves. Additional factors relative to our outlook that are specific to Applied Biosystems include difficulty in predicting the level of customer dilution of sequencing consumables and the rate of adoption of new products and technologies. As a result of these and other factors, the Group cannot provide guidance on revenues or diluted earnings per share for the fourth quarter of fiscal 2003 to the degree of accuracy that is normally expected.

The Group expects the effective tax rate for fiscal 2003 to be approximately 27 percent. However, future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

Capital spending in fiscal 2003 is anticipated to be approximately $140 million, including approximately $70 million for the facilities expansion in Pleasanton, CA.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, reported fiscal third quarter 2003 revenues of $4.3 million, compared to $2.7 million in the same period last year. For the nine months ended March 31, 2003, reported revenues were $15.1 million compared to $6.4 million in the same period last year. Reported revenues include equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics, and fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners. End-user sales of products manufactured by Celera Diagnostics, including those from its alliance with Abbott Laboratories, were $5.8 million and $14.7 million in the fiscal third quarter and nine-month periods, respectively, compared to $3.4 million and $8.0 million in the year-earlier periods. These increases were primarily due to continued adoption of cystic fibrosis analyte specific reagents
(ASRs).

Net cash use was $15.8 million in the third quarter of fiscal 2003 compared to $14.8 million in the third quarter of fiscal 2002. The pre-tax loss for the quarter was $12.6 million, compared to $12.3 million in the same period last year. Pre-tax losses for the nine-month period ended March 31, 2003 increased to $35.8 million from $30.2 million in the year-ago period, as higher R&D expenses associated with discovery programs and product development were partially offset by higher revenue.

Other developments at Celera Diagnostics over the last three months include the following:

o In February, Celera Diagnostics received additional clearance from the U.S. Food and Drug Administration to market its ViroSeq(TM) HIV-1 Genotyping System as an in vitro diagnostic product. This latest 510(k) clearance covers the use of the ViroSeq system with the ABI PRISM(R) 3100 Genetic Analyzer, an automated sequencer that is used in many hospitals and clinical laboratories. Abbott Laboratories has recently begun promotion of the ViroSeq System for use on the 3100 analyzer.

o New ASRs for genotyping and measuring viral load of the hepatitis C virus are being evaluated by several key customers in conjunction with Abbott Laboratories.

o Six disease association studies are progressing toward completion. The most advanced disease association studies related to Alzheimer's Disease and cardiovascular disease are in replication.

Celera Diagnostics Joint Venture Outlook

For fiscal 2003, Celera Diagnostics anticipates end-user sales, including those from its alliance with Abbott Laboratories, to be near the top of the previous $18 to $22 million outlook range. This outlook assumes continued demand growth. For fiscal 2003, Celera Diagnostics now anticipates pretax losses to be at the low end of the previously forecasted $50 to $60 million range, and net cash use of $55 to $65 million, including capital spending of approximately $10 million.

During calendar 2003, Celera Diagnostics continues to anticipate that it will launch several new products, including new ASRs for at least two diseases, contingent upon success in its disease association studies.


Conference Call & Webcast

A conference call with Applera Corporation executives will be held today, April 23, 2003, at 10:00 a.m. (EDT) with investors and media to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

    o   Applied Biosystems Group   10:00 a.m. (EDT)
    o   Celera Diagnostics         10:45 a.m.
    o   Celera Genomics Group      11:00 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 9:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit www.applera.com and go to the "Investor Relations" section of the web site, or www.appliedbiosystems.com and go to the Investor Relations web page within the "About Us" section. A digital recording will be available approximately two hours after the completion of the conference call on April 23 until May 4, 2003. Interested parties should call 706.645.9291 and enter conference ID 9693372.

About Applera Corporation and Applied Biosystems

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery System(TM) online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at www.appliedbiosystems.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "should," and "planned," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems' products, and its business is dependent on development of new products; (2) uncertainty of successful integration of the Celera Discovery System(TM) into the Applied Biosystems Knowledge Business and market acceptance and adoption of Knowledge Business product offerings; (3) Applied Biosystems' sales are dependent on customers' capital spending policies and government-sponsored research; (4) Applied Biosystems' significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) risks associated with Applied Biosystems' growth strategy, including difficulties in integrating acquired operations or technologies; (6) the risk of earthquakes, which could interrupt Applied Biosystems' or Celera Diagnostics' operations; (7) potential disruptions to Applied Biosystems' business due to the outbreak of severe acute respiratory syndrome (SARS); (8) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (9) the Applied Biosystems Knowledge Business' dependence on the operation of computer hardware, software, and Internet applications and related technology; (10) Celera Diagnostics' reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (11) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (12) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (13) the uncertainty that Celera Diagnostics' products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (14) Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (15) legal, ethical, and social issues which could affect demand for Celera Diagnostics' products; (16) Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (17) Celera Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (18) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (19) intense competition in the industry in which Celera Diagnostics operates; and (20) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.


Copyright 2003. Applera Corporation. All Rights Reserved.
AB (Design), Applera, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks and Applied Biosystems, ABI PRISM, and ViroSeq are registered trademarks of Applera Corporation or its subsidiaries in the United States and/or certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                              Three months ended                     Nine months ended
                                                                    March 31,                             March 31,
                                                         ------------------------------        ------------------------------
                                                            2003                2002              2003                2002
                                                         -----------        -----------        -----------        -----------
Net revenues                                             $     409.4        $     409.0        $   1,250.0        $   1,186.7
Cost of sales                                                  202.3              192.6              621.4              568.7
                                                         -----------        -----------        -----------        -----------
Gross margin                                                   207.1              216.4              628.6              618.0
Selling, general and administrative                             94.5               93.0              294.3              278.4
Research, development and engineering                           60.0               56.6              180.2              161.6
Other special charges                                                                                 24.3
Acquired research and development                                                                                         2.2
                                                         -----------        -----------        -----------        -----------
Operating income                                                52.6               66.8              129.8              175.8
Loss on investments, net                                        (2.1)              (0.4)              (2.1)              (0.4)
Interest income, net                                             3.1                2.7                9.3                9.0
Other income (expense), net                                      1.3                                   4.8
                                                         -----------        -----------        -----------        -----------
Income before income taxes                                      54.9               69.1              141.8              184.4
Provision for income taxes                                      14.8               20.0               38.3               54.1
                                                         -----------        -----------        -----------        -----------
Income from continuing operations                               40.1               49.1              103.5              130.3
Loss from discontinued operations, net of income taxes                                               (16.4)
                                                         -----------        -----------        -----------        -----------
Net income                                               $      40.1        $      49.1        $      87.1        $     130.3
                                                         ===========        ===========        ===========        ===========

Income from continuing operations per share
     Basic                                               $      0.19       $       0.23       $       0.50       $       0.62
     Diluted                                             $      0.19       $       0.23       $       0.49       $       0.60
Loss from discontinued operations per share
     Basic and diluted                                                                        $       (.08)
Net income per share
     Basic                                               $      0.19        $      0.23       $       0.42       $       0.62
     Diluted                                             $      0.19        $      0.23       $       0.41       $       0.60

Average common shares outstanding
     Basic                                               209,068,000        212,289,000        208,993,000        211,802,000
     Diluted                                             210,365,000        217,204,000        210,307,000        216,197,000


APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)


                                        Three months ended
                                             March 31,
                                      2003              2002         Change
                                   ---------          --------       ------
 DNA Sequencing                    $  143.6           $ 149.2           -4%
     % of total revenues                35%               36%
 SDS & Other Applied Genomics          86.6              86.7            -%
     % of total revenues                21%               21%
 Mass Spectrometry                     91.5              75.7           21%
     % of total revenues                22%               19%
 Core DNA Synthesis & PCR              50.7              58.2          -13%
     % of total revenues                13%               14%
 Other Product Lines                   37.0              39.2           -6%
     % of total revenues                 9%               10%
                                   ---------          -------
 Total                             $  409.4           $ 409.0            -%
                                   =========          =======


                                        Nine months ended
                                            March 31,
                                   2003                 2002         Change
                                   ---------          --------       ------
 DNA Sequencing                    $  467.5           $ 455.7            3%
     % of total revenues                37%               39%
 SDS & Other Applied Genomics         255.3             234.0            9%
     % of total revenues                21%               20%
 Mass Spectrometry                    266.5             206.1           29%
     % of total revenues                21%               17%
 Core DNA Synthesis & PCR             151.6             179.9          -16%
     % of total revenues                12%               15%
 Other Product Lines                  109.1             111.0           -2%
     % of total revenues                 9%                9%
                                   ---------         -------
 Total                             $1,250.0          $1,186.7            5%
                                   =========         ========


APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                         Applied         Celera
                                                        Biosystems      Genomics       Celera
                                                          Group          Group       Diagnostics   Eliminations     Consolidated
                                                        ---------       --------     -----------   ------------     ------------
Net revenues                                            $   409.4       $   20.3       $   4.3        $  (3.0)        $  431.0
Cost of sales                                               202.3            3.0           2.3           (1.5)           206.1
                                                        ---------       --------       -------        -------         --------
Gross margin                                                207.1           17.3           2.0           (1.5)           224.9
Selling, general and administrative                          94.5            7.9           2.9                           105.3
Research, development and engineering                        60.0           27.0          11.7           (1.7)            97.0
Amortization of intangible assets                                            0.7                                           0.7
                                                        ---------       --------       -------        -------         --------
Operating income (loss)                                      52.6          (18.3)        (12.6)           0.2             21.9
Loss on investments, net                                     (2.1)          (0.1)                                         (2.2)
Interest income, net                                          3.1            3.8                                           6.9
Other income (expense), net                                   1.3          (14.6)                                        (13.3)
Loss from joint venture                                                    (12.6)                        12.6
                                                        ---------       --------       -------        -------         --------
Income (loss) before income taxes                            54.9          (41.8)        (12.6)          12.8             13.3
Provision (benefit) for income taxes                         14.8          (15.1)             a                           (0.3)
                                                        ---------       --------       -------        -------         --------
Net income (loss)                                       $    40.1       $  (26.7)      $ (12.6)       $  12.8         $   13.6
                                                        =========       ========       =======        =======         ========

Net income (loss) per share
     Basic and diluted                                  $    0.19      $   (0.37)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                         Applied         Celera
                                                        Biosystems      Genomics       Celera
                                                          Group          Group       Diagnostics   Eliminations     Consolidated
                                                        ---------       --------     -----------   ------------     ------------
Net revenues                                             $ 409.0        $   30.5       $   2.7       $  (7.7)         $  434.5
Cost of sales                                              192.6            15.4           1.9          (6.9)            203.0
                                                        ---------       --------       -------       -------          --------
Gross margin                                               216.4            15.1           0.8          (0.8)            231.5
Selling, general and administrative                         93.0            13.7           2.0          (0.1)            108.6
Research, development and engineering                       56.6            37.6          11.1          (1.7)            103.6
Amortization of intangible assets                                            2.6                                           2.6
Other special charges                                                       23.0                                          23.0
                                                        ---------       --------       -------       -------          --------
Operating income (loss)                                     66.8           (61.8)        (12.3)          1.0              (6.3)
Loss on investments, net                                    (0.4)                                                         (0.4)
Interest income, net                                         2.7             6.6                                           9.3
Other income (expense), net                                                 (3.6)                        0.1              (3.5)
Loss from joint venture                                                    (12.3)                       12.3
                                                        ---------       --------       -------       -------          --------
Income (loss) before income taxes                           69.1          (71.1)         (12.3)         13.4              (0.9)
Provision (benefit) for income taxes                        20.0          (21.6)              a          3.6               2.0
                                                        ---------       --------       -------       -------          --------
Net income (loss)                                           49.1        $  (49.5)      $ (12.3)      $   9.8          $   (2.9)
                                                        =========       ========       =======       =======          ========

Net income (loss) per share
     Basic and diluted                                   $  0.23        $  (0.72)





a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                            Applied      Celera
                                                          Biosystems    Genomics      Celera
                                                             Group       Group      Diagnostics  Eliminations    Consolidated
                                                         -----------    ---------   -----------  ------------    ------------
Net revenues                                             $   1,250.0    $    66.8    $  15.1        $  (10.5)     $  1,321.4
Cost of sales                                                  621.4         10.1        6.9            (7.1)          631.3
                                                         -----------    ---------    -------        --------      ----------
Gross margin                                                   628.6         56.7        8.2            (3.4)          690.1
Selling, general and administrative                            294.3         22.0        8.6                           324.9
Research, development and engineering                          180.2         92.3       35.4            (4.4)          303.5
Amortization of intangible assets                                             5.2                                        5.2
Other special charges                                           24.3                                                    24.3
                                                         -----------    ---------    -------        --------      ----------
Operating income (loss)                                        129.8        (62.8)     (35.8)            1.0            32.2
Loss on investments, net                                        (2.1)        (0.3)                                      (2.4)
Interest income, net                                             9.3         13.7                                       23.0
Other income (expense), net                                      4.8        (17.3)                                     (12.5)
Loss from joint venture                                                     (35.8)                      35.8
                                                         -----------    ---------    -------        --------      ----------
Income (loss) before income taxes                              141.8       (102.5)     (35.8)           36.8            40.3
Provision (benefit) for income taxes                            38.3        (40.0)          a            2.9             1.2
                                                         -----------    ---------    -------        --------      ----------
Income (loss) from continuing operations                       103.5        (62.5)     (35.8)           33.9            39.1
Loss from discontinued operations,
  net of income taxes                                          (16.4)                                                  (16.4)
                                                         -----------    ---------    -------        --------      ----------
Net income (loss)                                        $      87.1    $   (62.5)   $ (35.8)       $   33.9      $     22.7
                                                         ===========    =========    =======        ========      ==========

Income (loss) from continuing operations per share
     Basic                                               $      0.50   $    (0.88)
     Diluted                                             $      0.49   $    (0.88)
Loss from discontinued operations per share
     Basic and diluted                                   $     (0.08)  $        -
Net income (loss) per share
     Basic                                               $      0.42   $    (0.88)
     Diluted                                             $      0.41   $    (0.88)


a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                            Applied       Celera
                                                          Biosystems     Genomics      Celera
                                                             Group        Group      Diagnostics  Eliminations    Consolidated
                                                         -----------    ---------    -----------  ------------    ------------

Net revenues                                            $   1,186.7       $   92.8       $   6.4       $ (26.4)      $ 1,259.5
Cost of sales                                                 568.7           45.3           4.5         (22.7)          595.8
                                                        -----------       --------       -------       -------       ---------
Gross margin                                                  618.0           47.5           1.9          (3.7)          663.7
Selling, general and administrative                           278.4           40.2           6.5          (0.1)          325.0
Research, development and engineering                         161.6           96.0          25.6          (6.6)          276.6
Amortization of intangible assets                                              4.7                                         4.7
Other special charges                                                         23.0                                        23.0
Acquired research and development                               2.2           99.0                                       101.2
                                                        -----------       --------       -------       -------       ---------
Operating income (loss)                                       175.8         (215.4)        (30.2)          3.0           (66.8)
Loss on investments, net                                       (0.4)                                                      (0.4)
Interest income, net                                            9.0           26.0                                        35.0
Other income (expense), net                                                   (5.3)                        0.1            (5.2)
Loss from joint venture                                                      (30.2)                       30.2
                                                        -----------       --------       -------       -------       ---------
Income (loss) before income taxes                             184.4         (224.9)        (30.2)         33.3           (37.4)
Provision (benefit) for income taxes                           54.1          (41.9)             a         (2.3)            9.9
                                                        -----------       --------       -------       -------       ---------
Net income (loss)                                       $     130.3       $ (183.0)      $ (30.2)      $  35.6       $   (47.3)
                                                        ===========       ========       =======       =======       =========

Net income (loss) per share
     Basic                                              $      0.62      $  (2.82)
     Diluted                                            $      0.60      $  (2.82)



a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.